UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Genuine Parts Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2025

On February 28, 2025, Genuine Parts Company (the “Company”) filed with the Securities and Exchange Commission its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the Company’s 2025 Annual Meeting of Shareholders to be held virtually at 10:00 a.m., Eastern Time, on Monday, April 28, 2025. The purpose of this supplement is solely to provide additional disclosure regarding the proponent of a shareholder proposal and to correct a typographical error in the transcription of a webpage URL in the shareholder proposal. Except as described herein, this supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the accompanying proxy card. This supplement should be read with the Proxy Statement, and, from and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby.

Proponent of Proposal 5: Shareholder Proposal Seeking a Report on the Effectiveness of the Company’s Diversity, Equity and Inclusion Efforts (“Proposal 5”)

Proposal 5 was submitted for inclusion in the Proxy Statement by The Nathan Cummings Foundation with an address at 120 Wall Street, New York, NY 10005. The Nathan Cummings Foundation reported that it has continuously beneficially owned at least $2,000 worth of shares of the Company’s common stock for at least three years as of the date Proposal 5 was submitted to the Company.

The full text of the shareholder proposal and the Company’s statement in opposition are available at the link below on pages 57 – 59 of the Proxy Statement:

https://www.sec.gov/ix?doc=/Archives/edgar/data/40987/000004098725000034/gpc-20250227.htm#i219e33331ba94b60a3a8ef0c95cae7fc_1157

In addition, the hyperlink included as footnote (6) in Proposal 5 on page 57 of the Proxy Statement is hereby replaced with the following:

(6) https://mitsloan.mit.edu/ideas-made-to-matter/women-are-less-likely-men-to-be-promoted-heres-one-reason-why

For the reasons stated in the Proxy Statement, the Board of Directors unanimously recommends a vote AGAINST Proposal 5.